Exhibit 99.1

                 NEWS RELEASE
Synchrony Names Dan Colao to Board of Directors
Seasoned executive deepens financial, risk and strategic expertise

STAMFORD, Conn. – September 17, 2024 – Synchrony Financial (NYSE: SYF), a premier consumer financial services company, today announced Daniel Colao, a retired financial services executive with over 30 years of industry experience, has been appointed to Synchrony’s Board of Directors, effective October 1, 2024.
“We’re thrilled to welcome Dan back to the Synchrony Board of Directors,” said Brian Doubles, President and Chief Executive Officer. Mr. Colao previously served on the Company’s Board from February 2014 to November 2015. “Dan has extensive expertise in financial services and consumer lending, and will provide valuable insights to the Board as the company navigates the economic environment and regulatory landscape.”
Mr. Colao most recently served as the Chief Financial Officer and Executive Advisor of GE Capital from 2017 until his retirement in June 2021. In this role, he was integral in the strategic repositioning of GE Capital, including the execution of multiple transactions to improve overall capital allocation, as well as actions to strengthen reserves, governance, and controls within the business division. Mr. Colao currently serves on the Advisory Board of AX Partners, a privately-held capital markets solutions provider.
“I am excited to re-join the Synchrony Board. I really respect their values-based culture and strong management team, as well as the dedication of the Board and management to the Company’s employees, customers, partners, and shareholders,” said Mr. Colao.
With the appointment of Mr. Colao, Synchrony’s Board of Directors will now consist of eleven members.

About Synchrony

Synchrony (NYSE: SYF) is a premier consumer financial services company delivering one of the industry’s most complete digitally-enabled product suites. Our experience, expertise and scale encompass a broad spectrum of industries including digital, health and wellness, retail, telecommunications, home, auto, outdoor, pet and more. We have an established and diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers, which we refer to as our “partners.” We connect our partners and consumers through our dynamic financial ecosystem and provide them with a diverse set of financing solutions and innovative digital capabilities to address their specific needs and deliver seamless, omnichannel experiences. We offer the right financing products to the right customers in their channel of choice. For more information, visit www.synchrony.com and Twitter: @Synchrony.
Contacts
Investor Relations:
Kathryn Miller
Synchrony
kathryn.miller@syf.com
(203) 585-6291

Media Relations:
Lisa Lanspery
Synchrony
lisa.lanspery@syf.com
(203) 585-6143